EX-99.e.1.3

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

July 26, 2013

Optimum Funds Trust
2005 Market Street
Philadelphia, PA 19103

       Re: Expense Limitations

Ladies and Gentlemen:

       By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Class B Shares of the Optimum International Fund, Optimum Small-Mid Cap Growth Fund, Optimum Small-Mid Cap Value Funds (each a “Fund”), which are each a series of Optimum Fund Trust, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class B Shares, so that shares’ Rule 12b-1 (distribution) fees will not exceed 0.25% of each Fund’s average daily net assets for the period July 29, 2013 through July 29, 2014.

       The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Optimum Fund Trust

By:	/s/J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President
	Date:	July 26, 2013